LAND O’LAKES, INC.
NEWS RELEASE
For more information, contact:
Lydia Botham — 651-481-2123
Dave Karpinski — 651-481-2360
Land O’Lakes Reports Third-Quarter Results
Year-to-date net earnings $44.2 million, net sales $5.3 billion
October 26, 2006 (Arden Hills, Minn.) — Land O’Lakes, Inc., today reported its third-quarter and year-to-date financial results, while also commenting on the company’s balance sheet and individual business unit performance. For the third quarter, Land O’Lakes is reporting $1.6 billion in sales and a net loss of $16.7 million, compared to $1.7 billion in sales and net earnings of $80.4 million in 2005. Net earnings for 2005 included an $87.5-million third-quarter pretax gain (net of related expenses) on the sale of the company’s interest in CF Industries, Inc. (fertilizer manufacturing). Third-quarter 2006 results include a $15.0-million non-cash impairment charge against the company’s holdings in MoArk LLC (Layers/Eggs).
Year to date, sales are $5.3 billion with net earnings of $44.2 million, compared to sales of $5.6 billion and net earnings of $130.6 million in the first nine months of 2005. Again, year-to-date 2005 earnings include the $87.5-million pretax gain on the CF Industries sale.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $9.7 million for the quarter and $154.7 million year to date, as compared to $124.3 million and $270.4 million for the same periods one year ago. Like net earnings, 2005 Total EBITDA includes last year’s $87.5-million third-quarter pretax gain on the CF Industries sale.
The company also reports Normalized EBITDA (which excludes the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items). Normalized EBITDA for the quarter was $26.9 million, compared to $36.6 million for the third quarter of 2005. Year-to-date Normalized EBITDA was $153.4 million, versus $176.8 million for the first three quarters of 2005. The company lowered its guidance for 2006 Normalized EBITDA from $240 million to $225 million.
Company officials indicated the third quarter saw positive momentum and improved earnings in its two largest businesses, Dairy Foods and Feed. They also reported that year-to-date results reflect continued solid performance in Dairy Foods Value Added, Lifestyle Feed and Seed, driven primarily by its branded and proprietary businesses and product lines — offset by challenges in its Dairy Foods Industrial, Livestock Feed and Layers/Eggs businesses. Pretax earnings in the Agronomy segment, after factoring out the CF Industries gain, are basically flat versus one year ago.
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Land O’Lakes — Page 2 of 5
BALANCE SHEET
Total balance sheet debt, including capital leases, was $770 million at the end of the quarter, a $109-million improvement over September 30, 2005.
The company improved its Long-Term Debt-to-Capital ratio, which is at 40.5% as of September 30, 2006, versus 46.6% September 30, 2005. The company maintained strong liquidity, ending the quarter with a combination of cash-on-hand and unused borrowing authority of approximately $340 million.
Leading financial rating agencies Moody’s and Standard and Poor’s both upgraded Land O’Lakes debt ratings in August, and Moody’s upgraded a number of Land O’Lakes ratings again in September. The outlook from both ratings agencies is stable.
BUSINESS UNIT PERFORMANCE
Dairy Foods

Dairy Foods sales through September were $2.5 billion, as compared to $2.8 billion one year ago.
Sales for the quarter totaled $822 million, as compared to $952 million for the third quarter of
2005. Third-quarter margins were strong, with Dairy Foods reporting $5.1 million in third-quarter pretax earnings, up from $3.1 million in the third quarter of 2005.
Year to date, Dairy Foods is reporting pretax earnings of $2.4 million, an $8.3 million improvement over the first three quarters of 2005.
From a volume perspective, year-to-date retail butter volume was up 2% versus 2005, led by the company’s flagship branded butter (up 7%). Total butter and spreads were down 2% versus one year ago. Total cheese volume was up 1%, led by a 6% increase in dairy case (retail) cheese and a 4% increase in foodservice cheese. Deli cheese volume was down 5%. Commenting on product innovation, company officials said Land O’Lakes new FlavorProtect™ wrapper and butter half-sticks have been well received; LAND O LAKES® Naturally Slender® American cheese was the only deli cheese product to earn a “2006 Editor’s Pick” from Progressive Grocer Magazine; and the company recently announced the launch of a new premium Cheddar (Kiel Select™).
The company continued to face performance challenges on the industrial (manufacturing) side of its Dairy Foods business, primarily the result of depressed markets, milk pricing formula issues, and increased energy and transportation costs.
Feed
Feed sales through September were $2.0 billion, up slightly from $1.9 billion one year ago. Year to date, Feed is reporting pretax earnings of $8.5 million, versus $18.9 million for the first three quarters of 2005.
Feed showed positive third-quarter momentum, reporting $629 million in sales and pretax earnings of $6.4 million, both improvements over the third quarter of 2005, when the company reported $624 million in sales and pretax earnings of $0.9 million.
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Land O’Lakes — Page 3 of 5
Feed reported volume growth in most product segments, with year-to-date volume up 4% in Lifestyle Feeds, up 3% in Milk Replacers and up 8% in Ingredients. Livestock Feed volume, however, was down 4%.
Layers/Eggs
Depressed markets continued to have an impact on the company’s performance in the Layers/Eggs business (MoArk LLC). Average shell egg prices over the first three quarters were 74-cents per dozen, as compared to 69-cents per dozen over the same period one year ago and 95-cents per dozen over the same period in 2004. The company is reporting $74 million in Layers/Eggs sales for the third quarter, down from $96 million for the third quarter of 2005. The sales decline is due primarily to the second-quarter divestiture of the company’s liquid egg processing business. For the quarter, MoArk reported a pretax loss of $29.7 million, as compared to a $5.3 million loss for the same quarter one year ago. Earnings for the third quarter of 2006 include a $15.0-million non-cash pretax impairment charge on the company’s remaining shell egg business, while 2005 third-quarter earnings included a $7.0-million pretax asset sale gain.
The $15.0-million non-cash pretax impairment charge is based on the company’s valuation analysis. The company previously announced that it was evaluating strategic options for the Layers/Eggs business, which included the possibility of repositioning. Those evaluations have been completed and company officials indicated that, based on those efforts and current market conditions, they have determined the best course of action going forward is continue to operate the business with an emphasis on optimizing its long-term value. Therefore, the company has discontinued repositioning efforts and will continue to operate its shell egg business with a focus on further brand development, operating efficiencies, the elimination of unproductive assets and the strengthening of its national market share.
Year to date, MoArk is reporting $287 million in sales and a $41.8-million pretax loss, compared to sales of $287 million and a pretax loss of $27.6 million one year ago. Earnings for 2006 include an $8-million pretax gain on the sale of the company’s liquid egg processing business and the $15.0-million impairment charge, while 2005 earnings include a $7.0-million pretax asset sale gain.
Year-to-date volumes are up about 4% in the shell eggs business, led by branded and specialty eggs, up 24% over 2005.
Seed
Seed is reporting $607 million in sales and $39.4 million in pretax earnings through September, as compared to $533 million in sales and $31.0 million in pretax earnings one year ago. For the third quarter, Seed is reporting sales of $55 million and a $7.7 million pretax loss, company officials reported, noting that Seed is currently in its off season. In the third quarter of 2005, Seed reported $43 million in sales and $0.4 million in pretax earnings.
Volumes through September are up 5% in corn, 6% in soybeans and 21% in alfalfa. The alfalfa sales growth can be traced in great part to the success of Roundup Ready® alfalfa, developed in collaboration with Monsanto.
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Land O’Lakes — Page 4 of 5
Agronomy
Land O’Lakes is reporting $28.1 million in pretax earnings in Agronomy through September, generated primarily through its 50-percent ownership in the Agriliance joint venture. (Agriliance sales are not included in Land O’Lakes financial reporting). In 2005, Agronomy earnings through September totaled $115.5 million, which included the gain on the CF Industries sale. Factoring out that gain, reported pretax earnings are essentially flat year over year.
Company officials noted that despite the stable earnings, business performance in Agronomy is down somewhat due to reduced volumes in crop nutrients and crop protection products. Both volumes and margins in crop nutrients were depressed by a late planting season and uncertainty early in the year regarding nitrogen prices. These factors were offset by reduced interest assigned to this segment, which benefited from the cash generated from the 2005 sale of CF Industries. For the quarter, Agronomy, like Seed in its off season, is reporting a $4.0-million pretax loss, compared to $81.0 million in pretax earnings for the third quarter of 2005. Factoring out the CF Industries gain, Agronomy would have shown a $6.6-million pretax loss for the 2005 third quarter.
Investor Call
Land O’Lakes, Inc. third-quarter earnings call for investors will begin at 1:00 p.m., Eastern Time, Thursday, Oct. 26, 2006. Presentation materials related to the call will be made available on Thursday morning at the Land O’Lakes Web site, www.landolakesinc.com, under the heading “Investor Relations,” then “Investor Call” and will be available through Nov. 9, 2006.
The dial-in numbers are:
USA — 1-800-905-0392
International — 1-785-832-0301
Passcode: LANDOLAKES
A replay of the conference call will be available through Nov. 9, 2006, at:
USA — 1-800-839-8531
International — 1-402-220-6074
The replay access ID is 7245
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.

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Land O’Lakes — Page 5 of 5
CAUTIONARY STATEMENT
This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. For a further discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please see the risk factors contained in Land O’Lakes Annual Report filed on Form 10-K for the year ended December 31, 2005 which can be found, free of charge, on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com).
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LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,379	$179,704
Receivables, net	497,082	591,445
Inventories	458,957	453,135
Prepaid expenses	29,395	333,023
Other current assets	49,311	81,075

Total current assets	1,070,124	1,638,382

Investments	289,646	263,786
Property, plant and equipment, net	656,049	668,650
Goodwill, net	319,032	327,059
Other intangibles, net	94,041	96,767
Other assets	109,110	100,414

Total assets	$2,538,002	$3,095,058

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$124,598	$76,465
Current portion of long-term debt and obligations under capital lease	12,323	23,921
Accounts payable	428,111	976,959
Accrued expenses	221,465	265,924
Patronage refunds and other member equities payable	12,144	29,622

Total current liabilities	798,641	1,372,891

Long-term debt and obligations under capital lease	632,704	646,802
Employee benefits and other liabilities	175,965	165,796
Minority interests	8,673	6,012
Equities:
Capital stock	1,874	1,967
Member equities	911,234	893,518
Accumulated other comprehensive loss	(74,415)	(75,163)
Retained earnings	83,326	83,235

Total equities	922,019	903,557

Commitments and contingencies	—	—

Total liabilities and equities	$2,538,002	$3,095,058

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$1,580,529	$1,717,509	$5,339,966	$5,555,402
Cost of sales	1,455,118	1,590,280	4,891,199	5,119,242

Gross profit	125,411	127,229	448,767	436,160

Selling, general and administrative	123,118	128,111	389,801	384,207
Restructuring and impairment charges	15,116	—	19,397	1,024

(Loss) earnings from operations	(12,823)	(882)	39,569	50,929

Interest expense, net	12,985	19,288	44,725	62,350
Other income, net	(1,754)	—	(17,624)	(1,385)
Gain on sale of investment in CF Industries, Inc.	—	(102,446)	—	(102,446)
Equity in (earnings) losses of affiliated companies	2,383	1,709	(27,346)	(42,070)
Minority interest in earnings of subsidiaries	542	142	1,127	959

(Loss) earnings before income taxes and discontinued operations	(26,979)	80,425	38,687	133,521
Income tax (benefit) expense	(10,282)	6	(5,480)	4,972

Net (loss) earnings from continuing operations	(16,697)	80,419	44,167	128,549
Earnings from discontinued operations, net of income taxes	—	19	—	2,032

Net (loss) earnings	$(16,697)	$80,438	$44,167	$130,581

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$44,167	$130,581
Earnings from discontinued operations, net of income taxes	—	(2,032)
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	71,271	74,539
Amortization of deferred financing costs	1,759	5,768
Bad debt expense	1,983	1,122
Proceeds from patronage revolvement received	4,961	3,428
Non-cash patronage income	(1,138)	(958)
Deferred income tax expense	2,252	5,183
Decrease in other assets	2,026	8,000
(Decrease) increase in other liabilities	(2,487)	3,025
Restructuring and impairment charges	19,397	1,024
Gain on divestiture of businesses	(8,063)	—
Gain on sale of investments	(7,736)	(102,446)
Equity in earnings of affiliated companies	(27,346)	(42,070)
Dividends from affiliated companies	3,952	5,038
Minority interests	1,127	959
Other	(3,222)	(5,849)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	163,019	32,963
Inventories	(6,217)	(70,112)
Other current assets	296,602	256,076
Accounts payable	(549,282)	(376,568)
Accrued expenses	29,342	58,560

Net cash provided (used) by operating activities	36,367	(13,769)

Cash flows from investing activities:
Additions to property, plant and equipment	(50,658)	(44,465)
Acquisitions	(84,187)	(42,892)
Payments for investments	(4,025)	(4,893)
Net proceeds from divestiture of businesses	37,220	2,635
Proceeds from sale of investments	8,819	316,448
Proceeds from sale of property, plant and equipment	1,248	17,942
Other	6,908	20,706

Net cash (used) provided by investing activities	(84,675)	265,481

Cash flows from financing activities:
Decrease in short-term debt, net	(32,244)	(203)
Proceeds from issuance of long-term debt	10,004	1,751
Principal payments on long-term debt and capital lease obligations	(35,286)	(227,124)
Payments for redemption of member equities	(43,193)	(33,897)
Other	5,051	(279)

Net cash used by financing activities	(95,668)	(259,752)
Net cash (used) provided by operating activities of discontinued operations (revised)	(349)	3,942
Net cash provided by investing activities of discontinued operations (revised)	—	42,135

Net (decrease) increase in cash and cash equivalents	(144,325)	38,037
Cash and cash equivalents at beginning of the period	179,704	73,136

Cash and cash equivalents at end of the period	$35,379	$111,173

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

	Nine Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006
Earnings before income taxes and discontinued operations	$38,687	$133,521	$37,447
Interest expense, net	44,725	62,350	62,248
Depreciation	63,499	65,535	85,675
Amortization	7,772	9,004	10,370

Total EBITDA	154,683	270,410	195,740

Unrealized hedging (gain) loss	1,390	(5,972)	4,606
Gain on legal settlement	—	(569)	—
Gain on divestitures	(8,033)	—	(8,033)
Net gain on sale of investments	(7,837)	(87,082)	(7,098)
Goodwill impairment	15,000	—	15,000
Gain on sale of intangible	(1,825)	—	(1,825)
Payments for debt issuance costs	—	—	11,014

Normalized EBITDA	$153,378	$176,787	$209,404